Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form 10 is a part, of the report dated February 17, 2012 relative to the financial statements of Accelerated Acquisitions XIX, Inc., as of  February 21, 2012 and for the period February 6, 2012 (date of inception) through February 17, 2012.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor Florida
February 27, 2012